Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Registration Statement on Form F-1 of Bitfufu Inc. and its subsidiaries of our report dated May 12, 2023, relating to the audit of the consolidated balance sheet of Finfront Holding Company as of December 31, 2022, and the related consolidated statement of operations and comprehensive loss, changes in stockholders’ deficiency, and cash flows for the year ended December 31, 2022 and the related notes included herein.

We also consent to the reference of WWC, P.C., as an independent registered public accounting firm, as experts in matters of accounting.

San Mateo, California	WWC, P.C.
March 25, 2024	Certified Public Accountants
PCAOB ID: 1171